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Pricing Supplement Dated August 18, 1998            Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and	  File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
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Trade Date: August 18, 1998 	Original Issue Date: September 8, 1998
Principal Amount: $10,000,000   Net Proceeds to Issuer: $10,000,000
Issue Price: 100%               Agent's Capacity:
Selling Agent's			x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 6.50% per annum     Interest Payment Dates:
Maturity Date: September 8, 2013   Semiannually,on the 8th of
                                   September and March, commencing
                                   March 8, 1999.
_________________________________________________________________
Form:   	x	Book Entry
			Certificated

Redemption:
			The Notes cannot be redeemed prior to maturity
		x	The Notes may be redeemed prior to maturity on
			September 8, 2001 and semi-annually thereafter on 30 calendar days notice.

	Initial Redemption Date: September 8, 2001

	Initial Redemption Percentage: 100%

	Annual Redemption Percentage Reduction: N/A

Repayment:

		x	The Notes cannot be repaid prior to maturity
 			The Notes can be repaid prior to maturity at the option of the holder of the Notes

	Optional Repayment Date:  N/A

	Optional Repayment Price:  N/A

Discount Note: 	Yes	 	x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Morgan Stanley & Co. Incorporated (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $10,000,000.

                   Morgan Stanley & Co. Incorporated